Exhibit 107
Calculation of Filing Fee Table
FORM
S-8
(Form Type)
Gentherm Incorporated
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)

Equity	Common Stock, no par value	Other	175,533	$31.935	$5,605,646	0.00015310	$858.22

Total Offering Amounts					$5,605,646		$858.22

Total Fee Offsets							$0.00

Net Fee Due							$858.22

(1)
Represents shares of common stock, no par value, underlying restricted stock units granted to the Registrant’s President and Chief Executive Officer and Executive Vice President, Chief Financial Officer and Treasurer, respectively, pursuant to
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Inducement Restricted Stock Unit Award Agreements entered into with each of William Presley and Jonathan Douyard, respectively, as inducements material to their acceptance of employment with the Registrant in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the
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Inducement Restricted Stock Unit Award Agreements by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock, as applicable.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per unit and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 19, 2025.